Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER ANNOUNCES STRATEGIC INITIATIVES TO
INCREASE COMPETITIVENESS AND DRIVE LONG-TERM PROFITABLE GROWTH
•	Increase Emphasis on the U.S., Canada, Mexico, and U.K. Markets

•	Discontinue Current Operations in Brazil, Argentina, and Chile

•	Transition Out of Current Supply Chain Customer Contracts In Europe; Emphasize Fleet Management Solutions and Dedicated Contract Carriage Operations in the U.K.

•	Reduce U.S. Headcount and Costs to Align with Business Levels

•	Implement Temporary Automotive Production Related Layoffs, Primarily in U.S.

•	Expect Fourth Quarter After-Tax Restructuring and Other Charges of $53 to $60 Million

•	Expect Fourth Quarter EPS, Excluding Charges, at the Low End of Prior Forecast Range
     MIAMI, December 17, 2008 — Ryder System, Inc. (NYSE: R), today announced several strategic and tactical initiatives to address current global economic conditions and drive long-term profitable growth. The initiatives include discontinuing current operations in several international markets and eliminating positions primarily in the U.S., to align costs with current and anticipated levels of business. These steps will allow the Company to focus on enhancing the competitiveness and growth of its service offerings in the U.S., Canada, Mexico, the U.K. and Asia. These actions align resources in support of the Company’s highest potential markets and customers, and improve the cost structure of the organization going forward.
     “The current economic conditions present a significant challenge for many companies across nearly every industry,” said Ryder Chairman & Chief Executive Officer Greg Swienton. “Based on the business-model improvements we’ve implemented since the last economic downturn, and with the benefit of these current additional strategic actions, we are positioned to compete effectively in the present market environment. We are committed to continuing to advance our competitive position in the highest potential markets. Ryder has a strong balance sheet, good credit ratings, positive cash flow, and access to growth capital. We further expect that these initiatives will not only help us weather a difficult environment, but also enable us to emerge from this current downturn as a stronger organization. Although the decisions we’ve made have been difficult, especially in terms of the affected employees and customers, we believe these are necessary and responsible actions to help ensure a strong future for Ryder, its employees, customers, and investors.”

Discontinue Current Supply Chain Operations and Contracts in Brazil, Argentina, Chile, and Europe
     Ryder will discontinue current Supply Chain Solutions (SCS) operations during 2009 in certain international markets and transition out of specific SCS customer contracts in order to focus the organization and resources on the industries, accounts, and geographical regions that present the greatest opportunities for competitive advantage and long-term sustainable profitable growth. This will include discontinuing current operations in the markets of Brazil, Argentina, and Chile, and transitioning out of SCS customer contracts in Europe. These operations and contracts accounted for gross revenue of approximately $200 million and operating revenue of approximately $120 million, or roughly 3% of consolidated revenue in 2007. Approximately 45% of this operating revenue was derived from the automotive sector. All of these actions will involve individualized customer transition schedules that will be implemented on a contract-by-contract basis to provide a smooth transition of Ryder’s role. The majority of these actions are expected to be completed and benefit earnings by the latter part of 2009.
     The number of Ryder employees supporting discontinued operations or contracts is approximately 2,400 positions. Due to the fact that the affected contracts involve important services and functions which actively support customers’ operations, the transition process is expected to result in opportunities for separated Ryder employees to continue serving the same customer under Ryder’s eventual successor in each customer relationship.
     We anticipate that discontinuing these operations will result in a pre-tax restructuring charge of approximately $38 million to $45 million (approximately $35 million to $42 million, after-tax) in the fourth quarter of 2008, including severance and other termination benefits, asset impairment costs and contract termination fees.

Increase Emphasis on the U.S., Canada, Mexico, the U.K. and Asia Markets
     The actions described above will enable Ryder to focus the organization and resources to expand its service offerings, further diversify its mix of industries served, and continue its pursuit of “tuck-in” and strategic acquisitions that create synergies and/or expand capabilities. In the U.S., Canada, and Mexico, emphasis will be placed on elevating Ryder’s strong market position as a leading provider of transportation and logistics solutions. In the U.K., Ryder will focus on delivering profitable growth in the Fleet Management Solutions and Dedicated Contract Carriage product lines. Ryder will also continue to develop its Asia capabilities including strengthening its role as a facilitator of commerce and production between companies and resources in the North American and Asia regions.
Reduce U.S. Headcount and Costs to Align with Business Levels
     In addition to the longer-term strategic initiatives described above, the Company is responding to near-term challenges in the overall economy by eliminating approximately 700 positions primarily in the U.S. The Company believes deteriorating global economic and financial conditions will continue to negatively impact commercial rental performance, used vehicles sales, the automotive sector, and pension plan returns in 2009. The planned workforce reduction is expected to result in cost savings of approximately $36 million in 2009, which will partially offset the impacts of these significant challenges. Ryder will also be significantly reducing the use of contractors and temporary employees, where appropriate, throughout its operations.
     We anticipate that the workforce reduction will result in a pre-tax restructuring charge of approximately $11 million (approximately $7 million, after-tax) in the fourth quarter of 2008, all of which relates to the payment of severance and other termination benefits.

Recognize a European Fleet Management Solutions Goodwill Impairment Charge
     In connection with the decision to transition out of European supply chain contracts, we performed an impairment analysis relating to our European Fleet Management Solutions business segment. Based on this analysis, given current market conditions and business expectations, in the fourth quarter of 2008, we expect to record a non-cash, pre-tax impairment charge of approximately $11 million (approximately $11 million, after-tax) related to the write-down of goodwill.
Implement Temporary Automotive Production Related Layoffs, Primarily in U.S.
     Due to the severity of recently announced downturns in automotive production in North America, the Company will be issuing temporary layoffs, primarily in the U.S., to approximately 1,300 drivers and warehouse workers, and approximately 125 salaried employees as a result of reduced service levels required to support greatly reduced production activity related to certain automotive customer accounts. We are currently assessing the 2009 impact of these developments, further details of which will be included in the Company’s 2009 business plan outlook discussion on February 4, 2009.
Summary of Charges
     In total, the Company expects the fourth quarter 2008 pre-tax charges to be approximately $60 million to $67 million (approximately $53 million to $60 million, after-tax).
Fourth Quarter 2008 EPS Outlook
     Commenting on the Company’s earnings outlook, Mr. Swienton said, “We expect fourth quarter 2008 earnings per share, excluding restructuring and other charges, to be at the low end of our previously established range of $1.03 to $1.13.” The Company is scheduled to announce its fourth quarter 2008 earnings, and communicate its 2009 business plan on February 4, 2009.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information contained in this Current Report on Form 8-K, including, but not limited to, statements regarding the amount of the expected restructuring and impairment charges and the portion of which will result in cash expenditures; the number of jobs that are expected to be eliminated and our expectations regarding additional headcount reductions throughout 2009; the amount of the cost savings relating to the workforce reductions; the impact of discontinuing our current operations in Brazil, Argentine and Chile and our supply chain operations in Europe; the expected completion times of the various restructuring activities; our current intention with respect to future business focus in our Supply Chain Solutions business segment; and expectations regarding the impact of the automotive shutdowns, are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to implement the workforce reductions as planned particularly in the foreign markets; changes to the size and components of the expected costs and charges as we begin to execute the restructuring plan and obtain more information; the impact of the restructuring plan on our relationships with our employees, major customers and vendors; our ability to terminate contracts and dispose of assets in the time frame and on the economic terms contemplated in the restructuring plan; our ability to realize costs savings and that these cost savings will adequately offset significant challenges in 2009; unfavorable developments in the certain tax and legal matters in Brazil; further deterioration in global economic conditions; the timing and extent of the automotive plant shutdowns; and the other risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
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